EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Cyanotech Corporation.

Date: June 6, 2008

VITAELAB AS

By:	/s/ Andres Kongsgaard Flaaten
Title: Chief Executive Officer

HELSE AS

By:	/s/ Andres Kongsgaard Flaaten
Name: Andres Kongsgaard Flaaten
Title: Chairman and Chief Executive Officer

TELECOM AS

By:	/s/ Kenneth F. Bern
Name: Kenneth F. Bern
Title: Chairman and Chief Executive Officer

/s/ Andres Kongsgaard Flaaten
ANDRES KONGSGAARD FLAATEN

/s/ Kenneth F. Bern
KENNETH F. BERN